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                                                  Exhibit 10.15

                         EMPLOYMENT AGREEMENT
                       WITH STEVEN H. ROTHMAN

     AGREEMENT executed as of the 1st day of September, 1996 by and between Micros-To-Mainframes, Inc. (the "Company") and Steven H.
Rothman (the "Employee").

                        W I T N E S S E T H:

     WHEREAS, the Employee is the Chief Executive Officer and President of the Company and has served the Company since May, 1986.

     WHEREAS, the Company desires to employ, retain and make secure for itself the experience, abilities and services of the Employee for a period of not less than five (5) years from the effective date of this Agreement.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Company and the Employee do hereby agree as follows:

     1. Employment. The Company hereby employs the Employee as Chief Executive Officer and President, and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

     2. Term. Subject to the provisions of Paragraphs 10 and 11 hereof, the term of Employee's employment shall commence on September 1, 1996 (the "Commencement Date") and continue for an initial period of five (5) years from the Commencement Date.

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     3.   Compensation and Certain Other Benefits.  For services
rendered by the Employee hereunder, the Company shall pay to the Employee the following compensation:

          (a) Fixed Compensation. Fixed compensation, payable in accordance with the normal payroll practices of the Company during the term hereof, initially at the rate of Two Hundred Thousand ($200,000) Dollars per annum plus, on each anniversary of the Commencement Date during the term of this Agreement, a cumulative annual cost of living increase equal to the greater of (i) the percentage increase indicated by the Consumer Price Index for all urban consumers (New York, Northeastern New Jersey) as promulgated by the U.S. Department of Labor (the "CPI") for the year then ended; and (ii) $10,000 ("Fixed Compensation"); provided, however, there shall be no increase in Employee's Fixed Compensation in any year in which the Company's Board of Directors freeze all executive employee salaries for economic reasons.

          (b) Incentive Compensation. Such incentive compensation ("Incentive Compensation") in the form of a cash bonus, pursuant to the Company's Incentive Bonus Program, as shall be determined by the Compensation Committee of the Board of Directors from time to time.

          (c) Other. In addition to the Fixed Compensation and Incentive Compensation (Fixed Compensation and Incentive Compensation are collectively herein referred to as "Total Compensation") which Employee shall receive pursuant to subparagraphs (a) and (b) of this

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Paragraph 3, the Employee shall receive the following items of reimbursement, compensation or benefits:

           (i) Expenses. Employee is authorized hereunder to incur reasonable expenses for promoting the business and affairs of the Company, including, without limitation by specification, expenses for entertainment, travel and similar items. The Company will promptly reimburse Employee for all such expenses upon presentation from time to time by Employee to the Company of an itemized account of such expenditures.
          (ii) Stock Options. Employee shall partici- pate in the Company's Incentive Stock Option Plan in accordance with the provisions of Paragraph 5 hereof.
         (iii) Life Insurance. The Company shall maintain either a whole-life life insurance policy or policies or a minimum deposit life insurance policy or policies (or the equivalent thereof) on the life of the Employee having an aggregate face value of not less than One Million ($1,000,000) Dollars (collectively, the "Policy"); provided, however, that the Company shall not expend in excess of $10,000 per annum, on a cumulative basis, for the Policy; provided further, however, that to the extent the cost of the Policy exceeds $10,000 per annum, on a cumulative basis, then, at Employee's

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               option, either Employee shall pay all costs of the
               Policy in excess of $10,000 or the face value of the Policy shall be reduced to the amount of life insurance which may be purchased for $10,000 per annum. The proceeds of the Policy shall be payable to any beneficiary or beneficiaries designated at any time or from time to time by Employee. The Policy shall be in addition to any key-man policy or group term policy or policies insuring the life of Employee maintained by the Company.
          (iv) Automobile. The Company shall provide Employee with an automobile compatible with his position and responsibility hereunder or, in lieu thereof, at the option of the Employee, a monthly stipend equal to the cost of leasing such an automobile.
           (v) Medical Benefits. The Company shall provide Employee with such health and medical benefits as the Company normally accords its executive officers.
          (vi) Vacations. Employee shall be entitled during each fiscal year during the period of his employment hereunder to such vacation time as the Company normally accords its executive officers who have been employed by it for a length of time similar to the length of Employee's employment. Employee may take such vacation over such period or periods of time as

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               Employee in his discretion shall select.  While on
               vacation, the compensation to which Employee is entitled shall be paid in full.

          (d) The Company agrees that nothing contained herein is intended to or shall be deemed to be granted to the Employee in lieu of or as a limitation upon any rights and privileges which the Employee may otherwise be entitled to as an executive employee of the Company under any retirement, pension, insurance, hospitalization or other employee benefit plan of any type (including, without limitation by specification, any incentive, profit sharing, bonus or stock option plan), which may now be in effect or which may hereafter be adopted by the Company, it being understood that the Employee shall have the same rights and privileges to participate in such Company benefit plans as any other executive employee of the Company.

     4.   Duties; Time and Effort

          (a) During the period of his employment hereunder Employee, subject to the supervision and control of the Board of Directors of the Company, shall supervise the operations of the Company. Employee presently is Chief Executive Officer of the Company and holds the title of President of the Company, and the parties contemplate that Employee will continue to serve in such capacity throughout the period of his employment hereunder.

          (b) Employee agrees to devote his full time and effort to the business of the Company during the term of his employment hereunder and, if elected, to serve as a member of the Company's Board of

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Directors.  The Employee shall perform his duties faithfully, diligently and to the best of his ability. Employee, at all times, shall use his best efforts to preserve, protect, enhance and maintain the trade, business and goodwill of the Company and shall not act or conduct himself at any time in a manner inimical or in any way contrary to the best interests of the Company.

     5.   Incentive Stock Options.

          (a) Simultaneously with the execution of this Agreement and pursuant to the Company's 1996 Stock Option Plan (the "Plan"), the Company does hereby grant to the Employee incentive stock options (the "Option") to purchase a total of 50,000 shares of the Common Stock, $.001 par value per share, of the Company (the "Stock") at $4.43 (one hundred ten (110%) percent of the fair market value the Stock as of the date of this Agreement). The Employee may exercise the Option for up to twenty (20%) percent of the Stock immediately upon the execution of this Agreement. Thereafter, Employee may exercise the Option for an additional twenty (20%) percent of the Stock on each of the first through the fourth anniversaries of this Agreement. Subject to the terms of the Plan, any portion of the Option, once exercisable shall remain exercisable until the fifth anniversary of the date of this Agreement. The remaining terms governing the Option granted hereby are described in the Stock Option Agreement attached as Exhibit A hereto. The Option granted hereby is granted pursuant to the Plan , and in the event of any inconsistency between the terms

                                 -6-
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hereof and the terms of the Plan, the terms of the Plan shall govern.

          (b) During the term hereof, from time to time, the Employee shall receive options under the Plan in a number, to be determined by the Compensation Committee, competitive with the option package given to senior executives by comparably sized companies. The Company agrees to take such steps, if any, as shall be necessary to amend the Plan from time to time to increase the number of shares of Common Stock of the Company which may be issued thereunder to its employees so as to enable the Company to fulfill its commitments hereunder.

     6. Covenants and Restrictions. Subject to the provisions o f Paragraph 10(e) hereof, Employee covenants that, except in carrying out his duties hereunder, during the term of his employment and for a period of five (5) years following the date of termination of employment hereunder (unless such longer period of time is specifically set forth herein):

          (a) Employee will not directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor , officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of , any business, firm, corporation, partnership or other entity (collectively referred to herein as a "Person") that engages in, or assists others in

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engaging in or conducting any business, which deals, directly or indirectly, in products or services similar to or competitive with the Company's product line or services in the United States, Canada, or Western Europe; provided, however, the above shall not be deemed to exclude Employee from acting as director of a corporation for the benefit of the Company with the consent of the Company's Board of Directors; provided further, however, that the above shall not be deemed to prohibit Employee from owning or acquiring securities issued by any corporation which neither directly nor indirectly competes with the Company and whose securities are listed with a national securities exchange or are traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, beneficially or otherwise, five (5%) percent or more of any class of any such corporation's outstanding capital stock.

          (b) Employee will not knowingly provide or solicit to provide to any Person or individual (i) any goods or services which are competitive with those provided by the Company or which would be competitive with the goods or services that the Company has planned to provide, or (ii) any goods or services to any customer of the Company. The term "customer" shall mean any Person or individual to whom the Company has provided goods or services within the twenty-four (24) month period prior to the termination of Employee's employment hereunder. Notwithstanding anything herein to the contrary, no limitation shall be imposed on Employee hereunder with respect to any goods and services that the Company has planned to provide and

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which are not actually being provided at the time of the termination of Employee's employment hereunder or which are not actually provided within eighteen (18) months following the termination of Employee's employment hereunder.

          (c) Employee agrees that he shall not divulge to others, nor shall he use to the detriment of the Company or in any business or process of manufacture competitive with or similar to any business or process of manufacture engaged in by the Company or an y of its subsidiary or affiliated companies, at any time during his employment with the Company or thereafter, any confidential or trade secret information obtained by him during the course of his employment with the Company relating to sales, salesmen, sales volume or strategy, customers, formulas, processes, methods, machines, manufactures, compositions, ideas, improvements or inventions belonging to or relating to the business of the Company , or its subsidiary or affiliated companies.

          (d) Employee will neither solicit, hire or seek to solicit or hire any of the Company's personnel in any capacity whatsoever nor shall Employee induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for Employee or otherwise.

          (e) Employee acknowledges that his breach of any of the restrictive covenants contained in this Paragraph 6 may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Employee breaches or threatens to breach any of the provisions of this Paragraph 6, the Company shall

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be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions, in the Supreme Court of the State of New York located in the County of New York or the United States District Court, Southern District of New York, restraining Employee from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Paragraph 6 is adjudicated to be invalid or unenforceable, this Paragraph 6 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Paragraph 6 in the jurisdiction in which such adjudication is made.

     7.   Proprietary Property.  Subject to the provisions of Paragraph
10(e) hereof:

          (a) The Employee agrees that any and all inventions or improvements as well as any and all ideas, creations, know-how and methods of applying and putting into practice any inventions or improvements (all of the foregoing being hereinafter called "Proprietary Property" and being more fully defined in subparagraph
(b) below) that are created, developed, conceived of or discovered either (i) by the Employee (solely or jointly with others) either in the course of his employment, on the Company's time, with the Company's materials or facilities, relating to any subject matter with which his work for the Company is or may be concerned, or relating to any business in which the Company or any of its subsidiaries or affiliated companies is involved, or (ii) by or for r the Company, or (iii) by any

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independent individual or Person and thereafter acquired by the
Company, and which are within the Employee's knowledge or possession in the case of (i) above or that come into the Employee's knowledge or possession during and in the course of the Employee's employment hereunder in the case of (ii) or (iii) above, shall be, if created, developed, conceived of or discovered by the Employee, promptly disclosed to the Company, or shall be, if otherwise developed or acquired by the Company, received by the Employee as an employee of the Company and not in any way for his own benefit. Employee shall neither have nor obtain any right, title or interest in or to such Proprietary Property unless and until the Company shall expressly and in writing waive the rights that it has therein and thereto under the provisions of this sentence. With respect to any and all Proprietary Property that is invented, created, written, developed , furnished or produced by the Employee, or suggested by the Employee to the Company, during the term of the Employee's employment under this Agreement, Employee does hereby agree that all such Proprietary Property shall be the exclusive property of the Company, and that the Employee shall neither have interest, of any kind therein and thereto or in and to any results or proceeds therefrom. At any time, whether during or after the term of this Agreement, the Employee will, upon the request and at the expense of the Company, (A) obtain patents or copyrights on, or
(B) permit the Company to patent or copyright, any such Proprietary Property, whichever (A) or (B) is appropriate, and/or (C) execute,

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acknowledge and deliver any and all assignments, instruments of transfer, or other documents, that the Company deems necessary or appropriate to transfer to and vest in the Company all right, title and interest in and to such Proprietary Property and to evidence the Company's ownership of such Proprietary Property, including, without limitation, taking all steps necessary to enable the Company to publish or protect said Proprietary Property by patents or otherwise in any and all countries and to render all such assistance as the Company may require in any patent office proceeding or litigation involving said Proprietary Property. The Employee shall not, without limitation as to time or place, use any Proprietary Property except on Company business, during or after his period of employment, nor disclose the same to any other Person or individual except for disclosure on Company business or as may be required by law.

          (b) As used in this Agreement, "Proprietary Property" means proprietary technical information not generally known in the Company's industry and which is disclosed to Employee or known or developed by Employee as a consequence of or through his employment with the Company.

          (c) During or subsequent to the Employee's employment by Company, Employee will never, directly or indirectly, lecture upon , publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

     8.   Disability

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          (a)  Subject to the terms of subparagraph (b) hereof, in
the event Employee becomes disabled during the term of this Agreement, he shall continue to receive one hundred (100%) percent of the Fixed Compensation to which he was entitled at the time he became disabled for any period of disability not in excess of twelve
(12) consecutive calendar months. Immediately following the twelfth consecutive calendar month of disability, the term hereof shall end, and no further compensation shall be due hereunder. For the purpose of this subparagraph (a), the terms "disabled" and "disability" shall mean disability which, in the opinion of a doctor reasonably satisfactory to the Company, renders the Employee unable to perform his duties hereunder. The date such disability commences shall be the date Employee first absents himself from work during a continuous period of disability as so determined by the doctor hereinabove set forth.

          (b) The Company agrees to provide long-term disability benefits or disability insurance coverage to Employee in an amount which shall be, when added to all social security benefits receive d or to be received by Employee as a result of the permanent disability, equal to $150,000 per annum; provided, however, that event shall the premiums paid by the Company for maintaining the Disability Policy (as such term is defined below) exceed $15,000 per annum. The Employee's entitlement to disability benefits shall be pursuant to the terms of this Agreement and a disability insurance policy (the "Disability Policy") to be obtained and maintained by the Company, naming the

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Employee as the insured thereunder.  Notwithstanding the foregoing, in the event Employee' s disability is either not covered under the Disability Policy or Employee is covered for less than $150,000 per annum or if coverage under the Disability Policy terminates during the period of disability for any reason whatsoever, then for the balance of Employee's then current term of employment the Company will pay
Employee $150,000 per annum or, if Employee is receiving benefits under the Disability Policy, the Company will supplement the insurance payments which Employee is entitled to receive so that Employee receives a total of $150,000 per annum and, thereafter, the Company will pay to Employee, or supplement the benefits Employee receives under said Disability Policy, so that Employee receives the lesser of
(i) $150,000 per annum or (ii) fifty (50%) percent of Employee's Fixed Compensation until Employee attains the age of 65. Once Employee reaches age 66, the Company shall have n o further obligation to make disability payments to Employee or to otherwise supplement the amounts Employee receives under the Disability Policy except to the extent that it is the Company's then current policy to continue to cover or provide benefits to permanently disabled executive officers beyond age 66. Notwithstanding anything to the contrary set forth in this subparagraph
(b), in the event the Employee reassumes the full performance of his duties hereunder prior to the first anniversary of disability, the Employee shall be entitled to one hundred (100%) percent of his Total Compensation from the date of his return.

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          (c)  Payments of disability compensation under subparagraphs
(a) and (b) above shall be reduced by the amounts actually received by the Employee under any policy or policies of disability, health, accident, or wage continuation insurance paid for by the Company as well as by all social security benefits actually received by Employee.

     9. Severability of Provisions. In the event any court of competent jurisdiction determines that any term or provision of this Agreement shall be unenforceable, the invalidity of such term or provision shall not affect the validity of the remainder hereof.

     10.  Termination; Severance; Death

          (a) The Employee's employment shall terminate upon his death, and may be terminated, at the option of (i) the Employee, for "Good Reason" as defined in Paragraph 11 below, or (ii) the Company, upon proper written notice to the Employee (A) upon 12 consecutive months of disability, as defined in Paragraph 8(b) hereof, or (B) for cause. Termination "for cause" shall mean termination only for (x) willful misconduct by Employee during the course of his employment which injures the Company; or acts of moral turpitude, including the conviction of Employee for any felony offense, the admission by Employee of drug and/or alcohol abuse or addiction or upon clear and convincing proof that Employee has become addicted to or abuses drugs and/or alcohol, unless, in the judgment of the Board of Directors, the Executive is substantially able to perform his duties to the Company.

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          (b)  If Employee's employment is terminated by the Company for cause, the Company shall have no further obligation to pay compensation or benefits to Employee, other than those accrued through the date of termination.

          (c) If Employee dies during the term of his employment hereunder, the Company shall promptly pay to the Employee's estate or promptly distribute to the beneficiary or beneficiaries named by Employee all life insurance proceeds under the Policy, if received by the Company for any reason, as well as any term life insurance policy or policies which the Company maintained on the life of and for the benefit of the Employee; provided, however, all fringe benefits shall cease, upon Employee's death.

     11. Termination by Employee. This Agreement may be terminated by the Employee at any time after three years, for any reason, or may be terminated at any time by him for Good Reason. If the Employee terminates this Agreement for Good Reason, the executive will receive
2.9 times his Fixed Compensation as then in effect. "Good Reason" shall mean any one or more of the following (unless the Employee consents thereto in writing):

          (a) The assignment of duties not comparable to his present duties, or any material reduction in responsibilities or status.

          (b) Reduction in salary or the non-payment of a bonus pursuant to the Incentive Compensation Plan.

          (c) The Company's requiring the executive to be based at a location in excess of 50 miles from Valley Cottage, New York.


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          (d)  Failure of the Company to obtain a satisfactory
agreement from any successor to the Company to assume and agree to perform this Agreement.

          (e) A "change of control" of the Company during Employee's employment hereunder. A "change of control" shall be deemed to occur when any person, corporation, partnership, association or entity, directly or indirectly (through a subsidiary or otherwise), (i) acquires or is granted the right to acquire, directly or through a merger or similar transaction, a majority of Company's outstanding voting securities, or (ii) acquires all or substantially all of the Company's assets; provided that a "change of control" is not deemed to exist if Employee agrees to the transaction as an officer, director or shareholder of the Company.
     In the event that any of the above events takes place, then, if Employee elects to terminate his employment pursuant to this Paragraph 11, the Company shall promptly pay two and nine-tenths (2.9) times his current Fixed Compensation within thirty (30) days of receipt of Employee's resignation notice; provided, however, that in no event shall the amount paid to Employee pursuant to this Paragraph 11 exceed the maximum payment permitted by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and to the extent any "excess parachute payment", as that phrase is defined in Section 280G(b) of the Code would result from the application of the formulas set forth in (a) or (b) above, then the amount Employee would otherwise receive shall be reduced so that no "excess parachute payment" is made

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by the Company or received by Employee; provided further, however, this
Paragraph 11 shall not apply to any change in control supported by the Employee either as an officer, a director or as a stockholder of the Company.

12. Arbitration. Except as specifically provided above, any dispute, controversy or claim arising out of or pursuant to this Agreement or the breach hereof shall be settled by arbitration in the City of New York, State of New York. Such arbitration shall be effected by arbitrators selected as hereinafter provided and shall be conducted in accordance with the Rules, existing at the date thereof, of the American Arbitration Association. The dispute, controversy or claim shall be submitted to three arbitrators, one arbitrator to be selected by the Company, one arbitrator to be selected by the Employee and the third arbitrator to be selected b y the two so selected by the Company and Employee, or if they cannot agree on a third, by the American Arbitration Association. In the event that either the Company or Employee, within one month after notification of any demand for arbitration hereunder, shall not have selected its arbitrator and given notice thereof to the other party, the arbitrator for such party shall be selected by the American Arbitration Association. Meetings of the arbitrators shall be held in New York City, New York at such place or places a s may be agreed upon by the arbitrators. The results of final determination of any such arbitration proceedings shall be binding on the parties hereto and a judgment may be entered in any court having jurisdiction.


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     13.  Notices.  Any notice required or permitted to be given pursuant to the provisions hereof shall be deemed given when personally delivered, on the third day after being sent by registered or certified mail, return receipt requested, or the day after being sent by overnight courier to the Company or Employee at their respective addresses set forth above or to such other address as may be given by similar notice by the Company or Employee.

     14. Waiver of Breach. The waiver by the Company or Employee of a breach of any provision hereof by the other shall not operate or be construed to operate as a waiver by such party of any subsequent breach by the other of the same or any other provision hereof.

     15. Benefits and Burdens. The rights and obligations hereunder shall inure to the benefit of and shall be binding upon the Company, the Employee and their respective legal or personal representatives, successors and assigns.

     16. Entire Agreement, Modification and Construction. This Agreement contains the entire understanding between the Company and Employee with respect to the subject matter hereof. The terms and conditions hereof may be changed only by an agreement in writing signed by the Company and Employee. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to conflicts of law.


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     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed and its seal affixed by a duly authorized officer and the Employee has signed this Agreement as of the day and year firs t above written.

                              MICROS-TO-MAINFRAMES,INC.

                              By:   /s/Howard Pavony
                                  -----------------------


                              EMPLOYEE:

                                    /s/  Steven H. Rothman
                                   ------------------------
                                         Steven H. Rothman



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                                                   Exhibit A

                     STOCK OPTION AGREEMENT



Omitted

     Registrant will furnish to the Securities and Exchange Commission a copy of this Exhibit upon request.